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                                                                      EXHIBIT 11

              COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                             RF MICRO DEVICES, INC.
               (in thousands, except share and per share amounts)



                                                         Year Ended
                                                          March 31,
                                                        -----------
                                                            1997
                                                        -----------
Weighted average number of
  common shares issued and
  outstanding                                            2,778,369

Dilutive common stock
  equivalents:
  Stock options and warrants                               710,357
  Preferred stock                                        7,802,616

  Less shares assumed
    repurchased with proceeds                              (75,161)
                                                      ------------

                                                        11,216,181

Restricted common stock,
  preferred stock, stock options
  and warrants assumed to be
  outstanding for the period in
  accordance with SAB 83                                 2,050,096

Less shares assumed
  repurchased with proceeds                             (1,217,070)
                                                       ------------

Weighted average number of
  shares used to compute
  pro forma income per
  share.                                                12,049,207
                                                       ============

Net income used in per
  share calculations                                  $      1,652

Proforma income per
  share                                               $       0.14

Net income per share                                  $       0.14